UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/01/2006

Kreisler Manufacturing Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-4036

Delaware	22-1047792
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

180 Van Riper Avenue, Elmwood Park, NJ 07407
(Address of principal executive offices, including zip code)

201-791-0700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December 1, 2006, Kreisler Industrial Corporation ("Kreisler Industrial"), a wholly-owned subsidiary of Kreisler Manufacturing Corporation (the "Company"), entered into a Collective Bargaining Extension Agreement ("Extension Agreement") with the United Service Employees Union Local 377 RWSDU ("Local 377") which represents approximately 87 Kreisler Industrial employees. The current Labor Agreement expires on December 4, 2006. The Extension Agreement extends the expiration date of the current Labor Agreement to January 19, 2007. All terms and conditions of the current Labor Agreement remain in full force and effect during the Extension Agreement. If a new collective bargaining agreement is agreed upon during the term of the Extension Agreement, any wage agreement shall be retroactive to December 5, 2006. The estimated cost of a retroactive wage agreement for the term of the Extension Agreement is approximately $10,000.

Kreisler Industrial and Local 377 may be unable to reach agreement for a new collective bargaining agreement during the term of the Extension Agreement. Past negotiations between Kreisler Industrial and Local 377 have required extension agreements prior to successful resolution. The current Labor Agreement expired on December 4, 2003 and was successfully resolved on April 30, 2004 following three contract extension agreements.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please see item 1.01 for a description of the Collective Bargaining Extension Agreement.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

10.1 Collective Bargaining Extension Agreement dated December 1, 2006

10.2 Labor Agreement betwen Kreisler Industrial Corporation and Local 377, RWSDU dated April 30, 2004 incorporated by reference to Exhibit 10.7 included in the Quarterly Report on Form 10-QSB for the three months ended March 31, 2004

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kreisler Manufacturing Corporation

Date: December 04, 2006	By:	/s/ Edward A. Stern
Edward A. Stern
Co-President, Chief Financial Officer, Secretary and Treasurer

Exhibit Index

Exhibit No.	Description
EX-10.1	Collective Bargaining Agreement Extension